UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2011

iTech Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52117	20-5153331
(State of other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

17011 Beach Boulevard Suite 900 Huntington Beach, California 92647
(Address of principal executive offices)

(714) 841-2670
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On February 19, 2011, the board of directors (the "Board") of iTech Medical, Inc. (the "Company") elected Warren G. Baker to serve as President and Chief Operating Officer and as a member of the Company's Board.  Mr. Baker was appointment to the Board is for a term that extends until the 2011 annual meeting of the shareholders, or until his successor is elected and qualifies.

From January 2004 until June 2006, Mr. Baker was Chief Operating Officer at Advanced Research Technologies (ART) of Montreal, Quebec where he lead the development and commercialization of their optical imaging technology for the identification and diagnosis of breast cancer and identification of optically tagged biomarkers in preclinical pharmaceutical studies.  From June 2006 until February 2011, Mr. Baker was an independent healthcare consultant.  During this time, Mr. Baker worked at a senior operating level with several medical technology companies including Helius Medical, eXigen Medial and iTech Medical.  During this time, Mr. Baker also served on the board of directors of Helius Medical and eXigen Medical.

Mr. Baker is 58 years old and there is no family relationship between Mr. Baker and any of the Company’s officers and directors. Mr. Baker’s annual salary will be $120,000.

Item 7.01	Regulation FD Disclosure.

The election of Mr. Baker was announced in the press release attached hereto as Exhibit 99.1 and incorporated by reference herein.  The press release is not deemed filed under the Securities Exchange Act of 1933, as amended. It is considered to be “furnished” under the instructions of Form 8-K.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release, dated February 22, 2011, regarding the appointment of Mr. Baker as an officer and a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 25, 2011	iTech Medical, Inc.

	By:	/s/ Wayne Cockburn
Chief Executive Officer